UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Hampton Inn (Center City)

On February 15, 2006, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha Hospitality Trust (“HT”), and Race Street LLC, a wholly owned subsidiary of HHLP (“Race Street” and with HHLP, the “Purchasers”) closed on the acquisition of 80% of the outstanding limited partnership interests in Affordable Hospitality Associates, LP (the “AHA Partnership”), the owner of the land, improvements and certain personal property of the Hampton Inn (Center City) situated at 1301 Race Street, Philadelphia, Pennsylvania (the “Hampton Inn”). The limited partners of the AHA Partnership that sold their limited partnership interests are Affordable Hospitality, Inc. (“Affordable”), 3344 Associates (“3344”) and Hersha Capital, Inc. (“HCI” and collectively with Affordable and 3344, the “AHA Sellers”). Race Street will be the sole general partner of the AHA Partnership.

The purchase price for the limited partnership interests in the AHA Partnership was approximately $6.9 million, which was paid from cash on hand and borrowings under Hersha’s revolving credit facility with Commerce Bank. The Purchasers did not assume any existing debt of the AHA Partnership, but the Partnership entered a revolving credit facility of approximately $21.0 million. Hersha’s 80.0% equity interest in the AHA Partnership carries a 9.0% participating preferred return.  Hersha Hospitality Management L.P. (“HHMLP”), Hersha’s affiliated hotel management company, will manage the Hampton Inn.

Hasu P. Shah, our Chairman of the Board of Trustees and former Chief Executive Officer, owns direct and indirect interests in the AHA Sellers. K.D. Patel, a Trustee of HT and a Director of HHMLP, owns direct and indirect interests in the AHA Sellers. Jay H. Shah, our Chief Executive Officer, owns direct and indirect interests in the AHA Sellers. Neil H. Shah, our President and Chief Operating Officer, owns direct and indirect interests in the AHA Sellers. Ashish R. Parikh, our Chief Financial Officer, owns a direct interest in 3344. David L. Desfor, our Treasurer, owns a direct interest in 3344. Kiran P. Patel, our corporate secretary, owns direct and indirect interests in the AHA Sellers. Bharat C. Mehta, a Director of HHMLP, owns direct and indirect interests in the AHA Sellers. Each of these trustees and executive officers will receive a portion of the proceeds of the transaction. As a related party transaction, the transaction was approved by all of our independent trustees.

A copy of the Purchase Agreement was filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on January 25, 2006.

Hilton Garden Inn

On February 16, 2006, HHLP closed on the acquisition of 100% of the outstanding membership interests in Metro JFK Associates LLC (“Metro LLC”), the owner of a leasehold interest in the land, improvements and certain personal property of the Hilton Garden Inn JFK situated at 148-18 134 Street, Jamaica, New York (the “Garden Inn”). The members of Metro LLC that sold their interests are Shanti III Associates (“Shanti”), Kunj Associates (“Kunj”), Devi Associates (“Devi”), Shree Associates (“Shree”), David L. Desfor (“Desfor”), Ashish R. Parikh (“Parikh”), Sal Shahriar (“Shahriar”), The Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah (“FBO Neil”) and The Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah (“FBO Jay” and collectively with Shanti, Kunj, Devi, Shree, Desfor, Parikh, Shahriar and FBO Neil, the “Sellers”).

The purchase price for the membership interests in Metro LLC was approximately $29.0 million, which was paid from cash on hand and borrowings under Hersha’s revolving credit facility with Commerce Bank. The purchase price includes the assumption of existing debt of approximately $13.0 million. Six million of the purchase price was paid in the form of common partnership units in HHLP, as is more specifically described in Item 3.02 herein. HHMLP will manage the Garden Inn.

Hasu P. Shah, our Chairman of the Board of Trustees and former Chief Executive Officer, is the general partner of one of the Sellers. K.D. Patel, a Trustee of HT and a Director of HHMLP, is the general partner of one of the Sellers. Jay H. Shah, our Chief Executive Officer, is the beneficiary of and a trustee of one of the sellers and is a limited partner in one of the Sellers. Neil H. Shah, our President and Chief Operating Officer, is the beneficiary of and a trustee of one of the Sellers and is a limited partner in one of the Sellers. Ashish R. Parikh, our Chief Financial Officer, and David L. Desfor, our Treasurer, are each Sellers. Kiran P. Patel, our corporate secretary, is the general partner of one of the Sellers. Sal Shahriar is the Executive Vice President of Operations of HHMLP. Bharat C. Mehta, a Director of HHMLP, is the general partner of one of the Sellers. Each of these trustees and executive officers received a portion of the proceeds of the transaction. As a related party transaction, the transaction was approved by all of our independent trustees.

A copy of the Contribution Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on January 25, 2006.

Item 3.02.	Unregistered Sales of Equity Securities.

On February 16, 2006, HHLP issued 657,895 common partnership units (the "Units") in connection with the closing of HHLP's acquisition of the membership interests in Metro LLC. As consideration for the sale of the Units, HHLP received membership interests in Metro LLC valued at approximately $6.0 million. In the Contribution Agreement, each Seller represented that it qualified as an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act, and the Units were issued pursuant to the registration exemption for the sale of unregistered securities to an accredited investor. The Units are immediately eligible for conversion into shares of HT on a one-for-one basis.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To the extent required by this item, additional financial statements will be filed as part of an amendment to this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

To the extent required by this item, additional financial statements will be filed as part of an amendment to this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: February 21, 2006	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer